UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Williams-Sonoma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL PROXY MATERIAL

This additional proxy material is being filed to supplement the disclosure of the eligibility provisions of the amended and restated Williams-Sonoma, Inc. 2001 Incentive Bonus Plan discussed in Proposal No. 2 of our Proxy Statement filed with the Securities and Exchange Commission on April 15, 2016 (the “Proxy Statement”). The paragraph under the heading “Eligibility to Receive Awards” on page 20 of the Proxy Statement is hereby amended and restated to read as follows below. There are no other changes to our proxy materials. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Proxy Statement.

Eligibility to Receive Awards

Executive officers, employees who are deemed “covered employees” for purposes of Section 162(m) and other key employees who are selected by the committee to participate in the plan are eligible to participate in the amended and restated 2001 Incentive Bonus Plan. For purposes of Section 162(m), covered employees include our Chief Executive Officer and the company’s next three most highly compensated executive officers (other than the Chief Financial Officer), for a total of 4 covered employees. We currently have 7 executive officers (including the 4 covered employees) and 6 other individuals that we consider key employees for this purpose. Except as otherwise determined by the committee, a participant whose employment or service relationship with the company terminates before the end of any award period generally is not entitled to participate in the plan or receive any awards under the plan in the then current or a later fiscal year, unless he or she again becomes eligible to participate in the plan.